C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR IMMEDIATE RELEASE	FOR INQUIRIES, CONTACT: Chuck Ives, Director of Investor Relations Email: chuck.ives@chrobinson.com

C.H. Robinson Reports 2023 First Quarter Results
Eden Prairie, MN, April 26, 2023 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended March 31, 2023.
First Quarter Key Metrics:
•Gross profits decreased 24.7% to $678.3 million
•Income from operations decreased 53.4% to $161.0 million
•Adjusted operating margin(1) decreased 1,460 basis points to 23.5%
•Diluted earnings per share (EPS) decreased 53.2% to $0.96
•Adjusted EPS(1) decreased 52.2% to $0.98
•Cash generated by operations improved to $254.5 million
(1) Adjusted operating margin and adjusted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 9 and 10 for further discussion and GAAP to Non-GAAP reconciliations.

"Our first quarter financial results reflect the softening market conditions that have transpired in the freight transportation market over the past twelve months," said Scott Anderson, Interim Chief Executive Officer. "With shippers continuing to manage through elevated inventories amidst slowing economic growth, the balance of supply and demand has shifted from a tight market a year ago to one that is now oversupplied. As spot rates approach the breakeven cost per mile to operate a truck, the market is likely at or near the bottom of the industry cycle, which typically results in capacity exiting the market. Contract rates are also declining as transportation providers adjust to the changing market. During this transition, we’ve continued to increase our focus on delivering an improved customer and carrier experience and a more efficient business model, and we're taking steps to foster profitable growth through cycles. We are executing on the restructuring plan that was initiated in November, and we're lowering our 2023 personnel expense by $100 million at the mid-point of our guidance, reflecting actions that have already been taken and additional opportunities to further reduce our costs."

Summary of First Quarter Results Compared to the First Quarter of 2022
•Total revenues decreased 32.3% to $4.6 billion, primarily driven by lower pricing in our ocean and truckload services.
•Gross profits decreased 24.7% to $678.3 million. Adjusted gross profits decreased 24.3% to $685.6 million, primarily driven by lower adjusted gross profit per transaction in ocean and truckload.
•Operating expenses decreased 6.4% to $524.6 million. Personnel expenses decreased 7.3% to $383.1 million, primarily due to cost optimization efforts, including reduced headcount, and lower variable compensation. Selling, general and administrative ("SG&A") expenses of $141.5 million decreased 4.0%, primarily due to a decrease in credit losses.
•Income from operations totaled $161.0 million, down 53.4% due to the decrease in adjusted gross profits, partially offset by the decline in operating expenses. Adjusted operating margin of 23.5% declined 1,460 basis points.
•Interest and other income/expense, net totaled $28.3 million of expense, consisting primarily of $23.5 million of interest expense, which increased $9.0 million versus last year due primarily to higher variable interest rates, and $9.6 million of foreign currency revaluation and realized foreign currency gains and losses, which increased $8.1 million versus last year primarily due to foreign currency revaluation on intercompany assets and liabilities.
•The effective tax rate in the quarter was 13.5% compared to 18.4% in the first quarter last year. The lower rate in the first quarter of this year was driven by incremental tax benefits of stock-based compensation deliveries and U.S. tax credits and the impact of those benefits in proportion to lower pre-tax income.
•Net income totaled $114.9 million, down 57.5% from a year ago. Diluted EPS of $0.96 decreased 53.2%. Adjusted EPS of $0.98 decreased 52.2%.

North American Surface Transportation ("NAST") Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended March 31,
	2023	2022	% change
Total revenues	$3,304,187	$4,114,889	(19.7)%
Adjusted gross profits(1)	426,655	506,100	(15.7)%
Income from operations	134,022	182,354	(26.5)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

First quarter total revenues for the NAST segment totaled $3.3 billion, a decrease of 19.7% over the prior year, primarily driven by lower truckload pricing, reflecting softening freight demand. NAST adjusted gross profits decreased 15.7% in the quarter to $426.7 million. Adjusted gross profits in truckload decreased 21.9% due to a 19.0% decrease in adjusted gross profit per shipment and a 3.5% decline in truckload shipments. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, decreased approximately 27.5% in the quarter compared to the prior year, while truckload linehaul cost per mile, excluding fuel surcharges, decreased approximately 28.5%, resulting in a 20.5% decrease in truckload adjusted gross profit per mile. LTL adjusted gross profits decreased 9.1% versus the year-ago period, as volume declined 5.0% and adjusted gross profit per order decreased 4.5%. NAST overall volume growth was down 4.5% for the quarter. Operating expenses decreased 9.6% primarily due to lower variable compensation and lower average employee headcount. NAST average employee headcount was down 6.5% in the quarter. Income from operations decreased 26.5% to $134.0 million, and adjusted operating margin declined 460 basis points to 31.4%.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended March 31,
	2023	2022	% change
Total revenues	$789,978	$2,194,397	(64.0)%
Adjusted gross profits(1)	177,919	321,848	(44.7)%
Income from operations	30,116	167,638	(82.0)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

First quarter total revenues for the Global Forwarding segment decreased 64.0% to $790.0 million, primarily driven by lower pricing in our ocean service, reflecting softening freight demand. Adjusted gross profits decreased 44.7% in the quarter to $177.9 million. Ocean adjusted gross profits decreased 50.3%, driven by a 41.5% decrease in adjusted gross profit per shipment and a 14.5% decline in shipments. Adjusted gross profits in air decreased 49.0%, driven by a 37.5% decrease in adjusted gross profit per metric ton shipped and a 18.5% decline in metric tons shipped. Customs adjusted gross profits decreased 15.1%, driven by a 14.0% reduction in transaction volume. Operating expenses decreased 4.2%, primarily driven by lower variable compensation and lower average employee headcount. First quarter average employee headcount decreased 2.5%. Income from operations decreased 82.0% to $30.1 million, and adjusted operating margin declined 3,520 basis points to 16.9% in the quarter.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended March 31,
	2023	2022	% change
Total revenues	$517,505	$506,667	2.1%
Adjusted gross profits(1):
Robinson Fresh	$31,145	$30,505	2.1%
Managed Services	28,970	28,082	3.2%
Other Surface Transportation	20,951	19,661	6.6%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

First quarter Robinson Fresh adjusted gross profits increased 2.1% to $31.1 million, primarily driven by integrated supply chain solutions for foodservice and retail customers. Managed Services adjusted gross profits increased 3.2% in the quarter, due to growth with existing and new customers. Other Surface Transportation adjusted gross profits increased 6.6% to $21.0 million, primarily due to a 5.9% increase in Europe truckload adjusted gross profits.

Other Income Statement Items
The first quarter effective tax rate was 13.5%, down from 18.4% last year. The lower rate in the first quarter of this year was driven by incremental tax benefits of stock-based compensation deliveries and U.S. tax credits and the impact of those benefits in proportion to lower pre-tax income. We expect our 2023 full-year effective tax rate to be 19% to 21%.
Interest and other income/expense, net totaled $28.3 million of expense, consisting primarily of $23.5 million of interest expense, which increased $9.0 million versus the first quarter of 2022 due primarily to higher variable interest rates, and $9.6 million of foreign currency revaluation and realized foreign currency gains and losses.
Diluted weighted average shares outstanding in the quarter were down 9.3% due primarily to share repurchases over the past twelve months.

Cash Flow Generation and Capital Distribution
Cash generated from operations totaled $254.5 million in the first quarter, compared to $13.9 million of cash used by operations in the first quarter of 2022. The $268.5 million improvement was primarily due to a $234.9 million sequential decrease in net operating working capital in the first quarter of 2023, compared to a $288.5 million sequential increase in the first quarter of 2022. The decrease in net operating working capital in the first quarter of 2023 resulted primarily from a $376.1 million sequential decrease in accounts receivable and contract assets, partially offset by a $141.2 million sequential decrease in total accounts payable and accrued transportation expense.
In the first quarter of 2023, cash returned to shareholders totaled $124.7 million, with $73.4 million in cash dividends and $51.2 million in repurchases of common stock.
Capital expenditures totaled $27.0 million in the quarter. Capital expenditures for 2023 are expected to be $90 million to $100 million.

Outlook
"As inflationary pressures continue to weigh on global economic growth and freight markets present cyclical challenges, the competitive landscape has changed," Anderson stated. "With lower available demand, the competition for volume is intense, and shippers are looking for stable and innovative logistics partners. We've shown the strength of our model through cycles, our balance sheet continues to be strong, and we plan to continue investing in initiatives that we expect to provide innovative solutions and generate profitable growth. At the same time, we’re continuing to evolve our organization to bring greater focus to our highest strategic priorities, including keeping the needs of our customers and carriers at the center of what we do while lowering our overall cost structure. We expect this initiative will continue to drive improvements in our customer and carrier experience and amplify the expertise of our people, all of which we expect to drive market share gains and growth, and lead to improved returns for our shareholders."

"We have some of the best people in the logistics industry, and they're dedicated to solving challenges for our customers. As a result of the exceptional service that our people provided to customers during the period of extended market disruption, our customer experience scores are very high, and we’re having more strategic customer discussions about our ability to provide an integrated service solution. So while the near-term freight environment presents some challenges, our differentiated value proposition and the strength of our people, processes and technology provide many opportunities," Anderson concluded.

About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $30 billion in freight under management and 20 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our 100,000 customers and 96,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; fuel price increases or decreases, or fuel shortages; competition and growth rates within the global logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; risks associated with significant disruptions in the transportation industry; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; risks with reliance on technology to operate our business; cyber-security related risks; risks associated with operations outside of the United States; our ability to successfully integrate the operations of acquired companies with our historic operations; risks related to our search for a permanent CEO and retention of key management personnel; climate change related risks; risks associated with our indebtedness, interest rates related risks; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with the potential impact of changes in government regulations; risks associated with the changes to income tax regulations; risks associated with the produce industry, including food safety and contamination issues; the impact of war on the economy; changes to our capital structure; changes due to catastrophic events including pandemics such as COVID-19; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide First Quarter 2023 Earnings Conference Call
Wednesday, April 26, 2023; 5:00 p.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments may have revenues from multiple service lines.

	Three Months Ended March 31,
	2023	2022	% change
Adjusted gross profits(1):
Transportation
Truckload	$288,654	$359,787	(19.8)%
LTL	138,637	152,312	(9.0)%
Ocean	110,079	221,463	(50.3)%
Air	31,317	61,434	(49.0)%
Customs	23,334	27,495	(15.1)%
Other logistics services	64,913	55,636	16.7%
Total transportation	656,934	878,127	(25.2)%
Sourcing	28,706	28,069	2.3%
Total adjusted gross profits	$685,640	$906,196	(24.3)%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended March 31,
	2023	2022	% change
Revenues:
Transportation	$4,327,965	$6,528,351	(33.7)%
Sourcing	283,705	287,602	(1.4)%
Total revenues	4,611,670	6,815,953	(32.3)%
Costs and expenses:
Purchased transportation and related services	3,671,031	5,650,224	(35.0)%
Purchased products sourced for resale	254,999	259,533	(1.7)%
Direct internally developed software amortization	7,317	5,734	27.6%
Total direct expenses	3,933,347	5,915,491	(33.5)%
Gross profit	$678,323	$900,462	(24.7)%
Plus: Direct internally developed software amortization	7,317	5,734	27.6%
Adjusted gross profit	$685,640	$906,196	(24.3)%

Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. We believe adjusted operating margin is a useful measure of our profitability in comparison to our adjusted gross profit which we consider a primary performance metric as discussed above. The comparison of operating margin to adjusted operating margin is presented below:

	Three Months Ended March 31,
	2023	2022		% change

Total revenues	$4,611,670	$6,815,953		(32.3)%
Income from operations	161,033	345,474		(53.4)%
Operating margin	3.5%	5.1%		(160) bps

Adjusted gross profit	$685,640	$906,196		(24.3)%
Income from operations	161,033	345,474		(53.4)%
Adjusted operating margin	23.5%	38.1%	(1,460)	bps

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted income (loss) from operations and adjusted net income per share (diluted) are non-GAAP financial measures. Adjusted income (loss) from operations and adjusted net income per share (diluted) is calculated as income (loss) from operations and net income per share (diluted) excluding the impact of restructuring and related costs. We believe that these measures provide useful information to investors and include them within our internal reporting to our chief operating decision maker. Accordingly, the discussion of our results of operations includes discussion on the changes in our adjusted income (loss) from operations and adjusted net income per share (diluted). The reconciliation of income (loss) from operations and net income per share (diluted) to adjusted income (loss) from operations and adjusted net income per share (diluted) is presented below (in thousands except per share data):

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended March 31, 2023
Income (loss) from operations	$134,022	$30,116	$(3,105)	$161,033
Severance	610	1,513	1,015	3,138
Other personnel expenses	219	25	216	460
Other selling, general, and administrative expenses	—	124	—	124
Total restructuring and related costs(1)	829	1,662	1,231	3,722
Adjusted income (loss) from operations	$134,851	$31,778	$(1,874)	$164,755

Net income per share (diluted)				$0.96
Restructuring and associated costs(1)				0.02
Adjusted net income per share (diluted)				$0.98

____________________________________________
(1) In the three months ended March 31, 2023, we incurred restructuring expenses of $3.6 million related to workforce reductions and $0.1 million of other charges.

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended March 31,

	2023	2022	% change

Revenues:
Transportation	$4,327,965	$6,528,351	(33.7)%
Sourcing	283,705	287,602	(1.4)%
Total revenues	4,611,670	6,815,953	(32.3)%
Costs and expenses:
Purchased transportation and related services	3,671,031	5,650,224	(35.0)%
Purchased products sourced for resale	254,999	259,533	(1.7)%
Personnel expenses	383,106	413,361	(7.3)%
Other selling, general, and administrative expenses	141,501	147,361	(4.0)%
Total costs and expenses	4,450,637	6,470,479	(31.2)%
Income from operations	161,033	345,474	(53.4)%
Interest and other income/expense, net	(28,265)	(14,174)	99.4%
Income before provision for income taxes	132,768	331,300	(59.9)%
Provision for income taxes	17,877	60,952	(70.7)%
Net income	$114,891	$270,348	(57.5)%

Net income per share (basic)	$0.97	$2.07	(53.1)%
Net income per share (diluted)	$0.96	$2.05	(53.2)%

Weighted average shares outstanding (basic)	118,636	130,499	(9.1)%
Weighted average shares outstanding (diluted)	119,909	132,155	(9.3)%

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended March 31, 2023
Total revenues	$3,304,187	$789,978	$517,505	$4,611,670
Adjusted gross profits(1)	426,655	177,919	81,066	685,640
Income (loss) from operations	134,022	30,116	(3,105)	161,033
Depreciation and amortization	5,651	5,480	13,249	24,380
Total assets(2)	3,240,898	1,194,575	1,160,111	5,595,584
Average employee headcount	6,870	5,471	4,561	16,902

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended March 31, 2022
Total revenues	$4,114,889	$2,194,397	$506,667	$6,815,953
Adjusted gross profits(1)	506,100	321,848	78,248	906,196
Income (loss) from operations	182,354	167,638	(4,518)	345,474
Depreciation and amortization	6,239	5,555	10,692	22,486
Total assets(2)	3,701,164	2,940,486	879,688	7,521,338
Average employee headcount	7,348	5,610	4,300	17,258
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$239,160	$217,482
Receivables, net of allowance for credit loss	2,681,580	2,991,753
Contract assets, net of allowance for credit loss	191,711	257,597
Prepaid expenses and other	122,195	122,406
Total current assets	3,234,646	3,589,238

Property and equipment, net of accumulated depreciation and amortization	160,864	159,432
Right-of-use lease assets	357,044	372,141
Intangible and other assets, net of accumulated amortization	1,843,030	1,833,753
Total assets	$5,595,584	$5,954,564

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,483,247	$1,570,559
Accrued expenses:
Compensation	108,069	242,605
Transportation expense	145,210	199,092
Income taxes	9,333	15,210
Other accrued liabilities	176,292	168,009
Current lease liabilities	72,958	73,722
Current portion of debt	952,759	1,053,655
Total current liabilities	2,947,868	3,322,852

Long-term debt	920,272	920,049
Noncurrent lease liabilities	301,168	313,742
Noncurrent income taxes payable	27,009	28,317
Deferred tax liabilities	15,330	14,256
Other long-term liabilities	2,549	1,926
Total liabilities	4,214,196	4,601,142

Total stockholders’ investment	1,381,388	1,353,422
Total liabilities and stockholders’ investment	$5,595,584	$5,954,564

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Three Months Ended March 31,
Operating activities:	2023	2022

Net income	$114,891	$270,348
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	24,380	22,486
Provision for credit losses	(6,637)	1,672
Stock-based compensation	15,607	24,606
Deferred income taxes	(10,272)	(2,916)
Excess tax benefit on stock-based compensation	(7,011)	(4,965)
Other operating activities	942	42
Changes in operating elements, net of acquisitions:
Receivables	326,244	(424,025)
Contract assets	66,124	(51,439)
Prepaid expenses and other	433	(11,924)
Accounts payable and outstanding checks	(90,724)	143,980
Accrued compensation	(134,795)	(79,885)
Accrued transportation expenses	(53,882)	42,825
Accrued income taxes	(40)	48,502
Other accrued liabilities	8,169	8,099
Other assets and liabilities	1,115	(1,334)
Net cash provided by (used for) operating activities	254,544	(13,928)
Investing activities:
Purchases of property and equipment	(11,371)	(10,046)
Purchases and development of software	(15,579)	(16,183)
Proceeds from sale of property and equipment	—	2,250
Net cash used for investing activities	(26,950)	(23,979)
Financing activities:
Proceeds from stock issued for employee benefit plans	19,673	25,366
Total repurchases of common stock	(51,230)	(177,741)
Cash dividends	(73,435)	(72,855)
Proceeds from long-term borrowings	—	200,000
Proceeds from short-term borrowings	739,000	1,062,000
Payments on short-term borrowings	(840,000)	(1,015,000)
Net cash (used for) provided by financing activities	(205,992)	21,770
Effect of exchange rates on cash	76	1,533
Net change in cash and cash equivalents	21,678	(14,604)
Cash and cash equivalents, beginning of period	217,482	257,413
Cash and cash equivalents, end of period	$239,160	$242,809

	As of March 31,
Operational Data:	2023	2022
Employees	16,406	17,640

Source: C.H. Robinson
CHRW-IR